News Release

Contact: Lucy Rutishauser, SVP Chief Financial Officer
(410) 568-1500
SINCLAIR REPORTS SECOND QUARTER 2018 FINANCIAL RESULTS

•	INCREASES REVENUE AND OPERATING INCOME COMPARED TO PRIOR YEAR

•	REPORTS $0.27 DILUTED EARNINGS PER SHARE

•	DECLARES $0.18 QUARTERLY DIVIDEND PER SHARE

BALTIMORE (August 8, 2018) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three and six months ended June 30, 2018.

CEO Comment:

“Second quarter results came in well ahead of guidance in all key financial metrics, and we expect the second half of the year to continue to be robust, underlined by increasing distribution revenues and strong political advertising spend," commented Chris Ripley, President and Chief Executive Officer.  "This year's mid-term elections are expected by many to have the most spending in U.S. history with broadcast television a primary beneficiary. In regards to the acquisition of Tribune Media Company, we are working with them to analyze approaches to the regulatory process that are in the best interest of our companies, employees and shareholders.”

Three Months Ended June 30, 2018 Financial Results:

•	Total revenues increased 11.9% to $730.1 million versus $652.2 million in the prior year period.

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Operating income was $131.6 million, including $6 million of one-time transaction costs, versus operating income of $118.8 million in the prior year period, which also included $6 million of one-time transaction costs.

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Net income attributable to the Company was $28.0 million versus net income of $44.6 million in the prior year period, and includes $39 million in gross ticking fee costs related to the financing commitments for the Tribune acquisition.

•	Diluted earnings per common share was $0.27 as compared to $0.43 in the prior year period.

Six Months Ended June 30, 2018 Financial Results:

•	Total revenues increased 9.1% to $1,395.5 million versus $1,279.2 million in the prior year period.

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Operating income was $238.9 million, including $10 million of one-time transaction costs, versus operating income of $276.5 million in the prior year period, which included $6 million of one-time transaction costs.

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Net income attributable to the Company was $71.2 million versus net income of $101.8 million in the prior year period, and includes $56 million in gross ticking fee costs related to the financing commitments for the Tribune acquisition.

•	Diluted earnings per common share was $0.69 as compared to $1.03 in the prior year period.

Three Months Ended June 30, 2018 Operating Highlights:

•	Media revenues increased 9.2% to $695.9 million versus $637.2 million in the second quarter of 2017.

•	Political revenues were $28 million in the second quarter versus $5 million in the second quarter of 2017, a non-election year.

•	Distribution revenues were $319 million versus $279 million in the second quarter of 2017.

•	Revenues from our digital businesses increased 29%, as compared to the second quarter of 2017.

Recent Corporate Developments:

Transactions:

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In July 2018, in response to statements made by FCC Chairman Ajit Pai, the Company announced that it was amending certain previously announced divestitures pursuant to the Tribune plan of merger. The Company withdrew the pending divestitures of KDAF(TV) in Dallas and KIAH(TV) in Houston to Cunningham Broadcasting Corporation, and intended to request permission from the FCC to put these stations into a divestiture trust to be sold to an unrelated third party. Tribune withdrew the pending divestiture of WGN in Chicago to WGN-TV LLC. As a result of the withdrawal of the application relating to WGN, the Company would acquire the station as part of the Tribune acquisition.

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On July 19, 2018, the FCC released a Hearing Designation Order (“HDO”) to commence a hearing before an Administrative Law Judge (“ALJ”) with respect to the Company’s acquisition of Tribune. The Company is working with Tribune to analyze approaches to the regulatory process that are in the best interest of our companies, employees and shareholders.

Other Legal and Regulatory:

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As of August 7, the Company is aware of three putative class action lawsuits filed in United States District Court against the Company, Tribune Media Company, Tribune Broadcasting Company, LLC and other defendants, including some that are unnamed. The lawsuits allege the defendants conspired to fix prices for commercials to be aired on broadcast television stations throughout the United States, in violation of the Sherman Antitrust Act. The lawsuits seek damages, attorney’s fees, costs and interest, as well as enjoinment from adopting practices or plans which would restrain competition in a similar manner as alleged in the lawsuits. The Company believes the lawsuits may have been related to media reports of a Civil Investigative Demand (CID) the Company received from the Department of Justice earlier this year, which regarded an investigation to determine whether there had been a violation of the Sherman Act by sharing of pace data within the industry. The CID indicated that it was issued in connection with the Company’s acquisition of Tribune. The Company believes these class action lawsuits are without merit and intends to vigorously defend against the allegations.

Content and Distribution:

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Sinclair’s newsrooms, dedicated to impactful journalism with a local focus, have won 258 awards thus far in 2018, including 45 Regional RTDNA Edward R. Murrow Awards by 21 newsrooms and 50 Emmy's at 11 stations. The Company's national digital news platform, Circa, and station KOMO each achieved a National Edward R. Murrow Award in June. Sinclair was also honored with six National Press Photographers Association awards for photojournalism, including the Medium Market Station of the Year award for WLOS in Asheville.

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In June 2018, the Federal Aviation Administration granted the Company permission to fly our newsgathering unmanned aircraft systems (UAS) beyond daylight operations, a restriction to which most UAS operators are subject.

Community:

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In July, Sinclair stations News 3 (KSNV) and the CW Las Vegas (KVCW) were named “2018 St. Jude Dream Home Station of the Year” for their successful campaign to raise $850,000 for St. Jude Children’s Research Hospital and the giveaway of a home.

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In August, Sinclair's station, KRCR in Redding CA, partnered with the Salvation Army to aid short- and long-term disaster relief efforts for the victims of the CARR fire, with a mission to raise money to provide evacuees with basic necessities. Viewers contributed more than $348,000 to the fundraising effort and Sinclair corporate contributed an additional $25,000, to be used locally for the CARR fire victims.

Balance Sheet and Cash Flow Highlights:

•	Debt on the balance sheet, net of $1.016 billion in cash, cash equivalents and restricted cash, was $2.892 billion at June 30, 2018 versus net debt of $2.992 billion at March 31, 2018.

•	As of June 30, 2018, 76.6 million Class A common shares and 25.7 million Class B common shares were outstanding, for a total of 102.2 million common shares outstanding.

•	In June 2018, the Company paid an $0.18 per share quarterly cash dividend to its shareholders.

•	Routine capital expenditures in the second quarter of 2018 were $22 million with another $8 million related to the spectrum repack.

•	Program contract payments were $28 million in the second quarter of 2018.

Notes:

Certain reclassifications have been made to prior years’ financial information to conform to the presentation in the current year.

Outlook:
The following transactions closed during 2017 and, therefore, the results of these transactions were not included in the corresponding pre-transaction periods: the acquisition of Tennis Media Company (March 1, 2017); the acquisition of DataSphere (June 1, 2017); the sale of Alarm Funding (March 7, 2017); the conversion of ASN to a joint venture with Silver Chalice and 120 Sports (April 13, 2017); and the purchase of Bonten and Esteem Broadcasting by the Company and Cunningham, respectively (September 1, 2017).

The Company currently expects to achieve the following results for the three months ending September 30, 2018 and twelve months ending December 31, 2018. The pending acquisition of Tribune (which, as noted above, has been referred by the FCC to an ALJ) and related divestitures are not reflected in the Company’s guidance below.

Third Quarter 2018

•	Media revenues are expected to be approximately $710 million to $722 million, up 12.8% to 14.7% year-over-year. Embedded in the anticipated 2018 results are:

•	Approximately $45 million to $50 million in political revenues as compared to $7 million in the third quarter of 2017.

•	$333 million of distribution revenues as compared to $285 million in the third quarter of 2017.

•	Non-media revenues are expected to be approximately $35 million, compared to $15 million in the third quarter of 2017.

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Media production expenses and media selling, general and administrative expenses (together, “media expenses”) are expected to be approximately $460 million, including $4 million in stock-based compensation expense.

•	Program contract amortization expenses are expected to be approximately $26 million.

•	Program contract payments are expected to be approximately $27 million.

•	Corporate overhead is expected to be approximately $24 million, including $2 million of stock-based compensation expense and $3 million of one-time transaction costs.

•	Non-media expenses, including ONE Media and research and development costs, are expected to be $41 million, assuming current equity interests.

•	Depreciation on property and equipment is expected to be approximately $25 million, assuming the capital expenditure assumption below.

•	Amortization of acquired intangibles is expected to be approximately $43 million.

•	A gain of approximately $13 million is expected to be recognized related to the reimbursement for spectrum repack and an incentive payment for vacating spectrum earlier than required.

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Net interest expense is expected to be approximately $68 million ($66 million on a cash basis), assuming no changes in the current interest rate yield curve and changes in debt levels based on the assumptions discussed in this “Outlook” section. Interest expense includes $19 million of ticking fees through August 8, 2018 related to the Term B loan commitments raised in December 2017 related to the Tribune acquisition.

•	Loss from equity and cost method investments is expected to be approximately $14 million.

•	Net cash taxes paid are expected to be approximately $15 million, based on the assumptions discussed in this “Outlook” section.

•	Total capital expenditures are expected to be approximately $40 million, of which $10 million relates to the spectrum repack and is expected to be reimbursed by the government.

Full Year 2018

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Media expenses, including trade expense, are expected to be approximately $1,810 million to $1,812 million, of which $154 million relates to acquisitions and growth initiatives, and $19 million to stock-based compensation expense.

•	Program contract amortization expense is expected to be approximately $102 million.

•	Program contract payments are expected to be approximately $108 million.

•	Corporate overhead is expected to be approximately $101 million, including $10 million of stock-based compensation expense, and $17 million of one-time transaction costs.

•	Non-media expenses, including ONE Media and research and development costs, are expected to be $136 million.

•	Depreciation on property and equipment is expected to be approximately $100 million, assuming the capital expenditure assumption below.

•	Amortization of acquired intangibles is expected to be approximately $172 million.

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Net gains on asset dispositions is expected to be $53 million related to the sale of spectrum in Milwaukee and reimbursement for spectrum repack, partially offset by the non-cash impairment charge of a non-media related real estate investment.

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Net interest expense is expected to be approximately $274 million (approximately $267 million on a cash basis), assuming no changes in the current interest rate yield curve, and changes in debt levels based on recent corporate developments and the assumptions discussed in this “Outlook” section. Interest expense includes $75 million of ticking fees through August 8, 2018 on the Term B loan commitments raised in December 2017 related to the Tribune acquisition.

•	Loss from equity and cost method investments is expected to be approximately $57 million.

•	The Company’s effective tax rate is expected to be a benefit of approximately low single digit percent rate with cash taxes estimated to be $30 million.

•	Total capital expenditures are expected to be approximately $140 million, which includes approximately $40 million related to the spectrum repack which is expected to be reimbursed by the government.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its second quarter 2018 results on Wednesday, August 8, 2018, at 9:00 a.m. ET. The call will be webcast live and can be accessed at www.sbgi.net under "Investors/ Webcasts." After the call, an audio replay will remain available at www.sbgi.net. The press and the public will be welcome on the call in a listen-only mode. The dial-in number is (877) 407-8033.

About Sinclair:

Sinclair is one of the largest and most diversified television broadcasting companies in the country. Pro forma for the Tribune acquisition and related station divestitures, the Company will own, operate and/or provide services to 215 television stations in 102 markets. Sinclair is a leading local news provider in the country and operates the greatest number of award-winning newsrooms in the industry and is dedicated to impactful journalism with a local focus. The Company has multiple national networks, live local sports production, as well as stations affiliated with all the major networks. Sinclair’s content is delivered via multiple-platforms, including over-the-air, multi-channel video program distributors, and digital platforms. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” “estimates,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the impact of changes in national and regional economies, the completion of the FCC spectrum repack, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast or refinance our indebtedness as it comes due, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television and MyNetworkTV programming, our news share strategy, our sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, uncertainties associated with potential changes in the regulatory environment affecting our business and growth strategy, and any risk factors set forth in the Company’s recent reports on Form 8-K, Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Sinclair Broadcast Group, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
REVENUES:
Media revenues	$695,862	$637,226	$1,339,513	$1,244,283
Non-media revenues	34,281	15,008	55,983	34,887
Total revenues	730,143	652,234	1,395,496	1,279,170

OPERATING EXPENSES:
Media production expenses	300,858	269,486	589,407	527,887
Media selling, general and administrative expenses	150,794	127,046	297,693	251,767
Amortization of program contract costs and net realizable value adjustments	24,710	28,896	51,660	59,915
Non-media expenses	31,021	16,076	52,244	34,478
Depreciation of property and equipment	23,117	23,603	50,442	47,584
Corporate general and administrative expenses	29,685	25,051	54,281	45,627
Amortization of definite-lived intangible and other assets	43,117	43,377	86,722	88,931
Gain on asset dispositions, net of impairment	(4,741)	(150)	(25,850)	(53,497)
Total operating expenses	598,561	533,385	1,156,599	1,002,692
Operating income	131,582	118,849	238,897	276,478

OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(92,271)	(50,959)	(162,013)	(108,277)
Loss from extinguishment of debt	—	—	—	(1,404)
(Loss) income from equity investments	(17,483)	1,462	(29,960)	141
Other income, net	4,184	1,563	7,455	3,259
Total other expense, net	(105,570)	(47,934)	(184,518)	(106,281)
Income before income taxes	26,012	70,915	54,379	170,197
INCOME TAX BENEFIT (PROVISION)	3,297	(24,880)	18,925	(53,459)
NET INCOME	29,309	46,035	73,304	116,738
Net income attributable to the noncontrolling interests	(1,268)	(1,390)	(2,139)	(14,891)
NET INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$28,041	$44,645	$71,165	$101,847
Dividends declared per share	$0.18	$0.18	$0.36	$0.36
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings per share	$0.27	$0.43	$0.70	$1.04
Diluted earnings per share	$0.27	$0.43	$0.69	$1.03
Weighted average common shares outstanding	102,224	102,649	102,062	97,668
Weighted average common and common equivalent shares outstanding	102,986	103,665	102,952	98,707

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